RANGER ENERGY SERVICES, INC.
INSIDER TRADING POLICY
(Amended and Restated as of June 5, 2024)

This Insider Trading Policy (this “Policy”) provides guidelines to directors, officers, employees and consultants of Ranger Energy Services, Inc. and its subsidiaries (the “Company”) with respect to transactions in the Company’s securities (such as common stock, options to buy or sell common stock, warrants and convertible securities) and derivative securities relating to the Company’s common stock, whether or not issued by the Company (such as exchange-traded options), and the handling of confidential information about the Company, for the purpose of promoting compliance with applicable securities laws.
This Policy applies to all members of the board of directors, all officers, and all employees of the Company and its subsidiaries. This Policy also applies to contractors or consultants who receive or are aware of Material, Non-Public Information (as defined below) regarding (1) the Company and its subsidiaries, and (2) any other company with publicly-traded securities, including the Company’s customers, joint-venture or strategic partners, vendors and suppliers (“business partners”), obtained in the course of employment by or in association with the Company. This Policy also applies to any other person who receives Material, Non-Public Information. The people to whom this Policy applies are referred to in this Policy as “insiders.” All insiders must comply strictly with this Policy.
The Company reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time. In the event of any conflict or inconsistency between this Policy and any other materials distributed by the Company, this Policy shall govern. If a law conflicts with this Policy, you must comply with the law.
You should read this Policy carefully and promptly sign and return the certification attached as Annex A acknowledging receipt of this Policy via email to SEC@rangerenergy.com or via mail to:
Ranger Energy Services, Inc.
10350 Richmond Avenue, Suite 550
Houston, Texas 77042
Attention: General Counsel and Corporate Secretary
The Company’s General Counsel and Corporate Secretary, or such other officer later designated by the Board, shall serve as the “Compliance Officer” for purposes of this Policy. The Company’s General Counsel and Corporate Secretary, with our HR department, is responsible for ensuring that all of the Company’s directors, officers and other employees promptly sign and return the attached certification acknowledging receipt of this Policy.

I.    Definitions and Explanations
    A.    Material, Non-Public Information
        1.    What Information is “Material”?
    It is not possible to define all categories of material information. However, information should be regarded as material if there is a substantial likelihood that it would be considered important to a reasonable investor in making an investment decision regarding the purchase or sale of the Company’s securities. Information that is likely to affect the price of a company’s securities (whether positive or negative) is almost always material. It is also important to remember that either positive or negative information may be material.
    While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material information. Common examples of material information include:
•Unpublished financial results (annual, quarterly or otherwise);
•Unpublished projections of future earnings or losses, or other earnings guidance;
•Changes to previously announced earnings guidance;
•News of a pending or proposed merger or acquisition of the Company or tender offer for its securities;
•News of a significant acquisition or a sale of significant assets;
•Impending announcements of bankruptcy or financial liquidity problems;
•Gain or loss of a substantial customer or supplier;
•Changes in the Company’s distribution or dividend policy;
•Stock splits;
•Changes in the Company’s or its subsidiaries’ credit ratings;
•New equity or debt offerings or other significant financing developments;

•Significant developments in litigation or regulatory proceedings;
•Significant disruption in the Company’s operations;
or
•Changes in management or key personnel.
• If securities transactions become the subject of scrutiny, they will be viewed after-the-fact and with the benefit of hindsight. Therefore, before engaging in any securities transaction, you should consider carefully how the Securities and Exchange Commission (“SEC”) and others might view your transaction in hindsight and with all of the facts disclosed. Moreover, material non-public information does not exclusively mean information relating to the Company, but may also include information relating to other companies, public or private, with which the Company does business.
        2.    What Information is “Non-Public”?
    Information is “non-public” if it has not been previously disclosed to the general public and is otherwise not generally available to the investing public. In order for information to be considered “public,” it must be widely disseminated in a manner making it generally available to the investing public and the investing public must have had time to absorb the information fully. Generally, one should allow one full Trading Day following publication as a reasonable waiting period before information is deemed to be public.
    B.    Related Person
“Related Person” means, with respect to the Company’s insiders:
•     Any family member living in the insider’s household (including a spouse, minor child, minor stepchild, parent, stepparent, grandparent, sibling, in- law) and anyone else living in the insider’s household;
•     Family members who do not live in the insider’s household but whose transactions in Company securities are directed by the insider or subject to the insider’s influence or control;

•     Partnerships in which the insider is a general partner or other entities that are under the insider’s control;
•     Trusts of which the insider is a trustee; and
•     Estates of which the insider is an executor.
    C.     Trading Day
    “Trading Day” means a day on which national stock exchanges or the Over-The- Counter Bulletin Board Quotation System are open for trading, and a “Trading Day” begins at the time trading begins.
II.     General Policy
This Policy prohibits insiders from trading or tipping, either directly or indirectly, others who may trade in the Company’s securities while aware of Material, Non-Public Information about the Company. Insiders are also prohibited from trading or tipping others who may trade in the securities of another company if they learn Material, Non-Public Information about the other company in connection with their employment by or relationship with the Company. These illegal activities are commonly referred to as “insider trading.”
All insiders should treat Material, Non-Public Information about the Company’s business partners with the same care required with respect to Material, Non-Public Information related directly to the Company.
A.Trading on Material, Non-Public Information
Except as otherwise specified in this Policy, no insider or Related Person shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she is aware of Material, Non-Public Information concerning the Company, and ending at the beginning of the second Trading Day following the date of public disclosure of the Material, Non-Public Information, or at the time that the information is no longer material.
It is also the policy of the Company that the Company will not engage in transactions in the Company’s securities while aware of Material, Non-Public Information relating to the Company or the Company’s securities, except in the event such transactions are done pursuant to Rule 10b5-1 or as otherwise permitted under Securities and Exchange Act of 1934, as amended.

B.Tipping Others of Material, Non-Public Information
No insider shall disclose or tip, either directly or indirectly, Material, Non-Public Information to any other person (including Related Persons) where the Material, Non-Public Information may be used by that person to his or her profit by trading in the securities of the company to which the Material, Non-Public Information relates, nor shall the insider or the Related Person make recommendations, either directly or indirectly, or express opinions on the basis of Material, Non-Public Information as to trading in the Company’s securities. Insiders are not authorized to recommend the purchase or sale of the Company’s securities to any other person based on Material, Non-Public Information.
C.Confidentiality of Material, Non-Public Information
Material, Non-Public Information relating to the Company is the Company’s property and the unauthorized disclosure of Material, Non-Public Information is prohibited. If an insider receives any inquiry from outside the Company (such as a securities analyst) for information (particularly financial results and/or projections) that may be Material, Non-Public Information, the inquiry should be referred to the Company’s Chief Financial Officer or Compliance Officer, who are responsible for coordinating and overseeing the release of that information to the investing public, securities analysts and others in compliance with applicable laws and regulations.
D.Special and Prohibited Transactions
Because the Company believes it is improper and inappropriate for its insiders to engage in short-term or speculative transactions involving certain securities, it is the Company’s policy that its insiders may not engage in any of transactions specified below.
1.Transactions in Company Debt Securities. The Company believes that it is inappropriate for its insiders to be creditors of the Company due to actual or perceived conflicts of interest that may arise in connection therewith. Therefore, transactions in Company debt securities, whether or not those securities are convertible into Company common stock, are prohibited by this Policy.
2.Hedging Transactions and Other Transactions Involving Company Derivative Securities. Hedging or monetization transactions can permit an individual to hedge against a decline in stock price, while at the same time eliminating much of the individual’s economic interest in any rise in value of the hedged securities. Because hedging transactions can present the appearance of a bet for or against the Company, hedging or monetization transactions, whether direct or indirect, involving the Company’s securities are completely prohibited, regardless of whether you are in possession of Material, Non-Public Information. A “short sale,” or sale of securities that the seller does not own at the time of sale or, if owned, that will not be delivered within 20 days of the sale, is an example of a prohibited hedging transaction.
    Transactions involving derivative securities, whether or not entered into for hedging or monetization purposes, may also create the appearance of impropriety in the event of any unusual activity in the underlying equity security. Transactions involving Company- based derivative securities are completely prohibited, whether or not you are in possession of Material, Non-Public Information. “Derivative securities” are options, warrants, stock appreciation rights, convertible notes or similar rights whose value is derived from the value of an equity security, such as Company common stock. Transactions in derivative securities include, but are not limited to, trading in Company-based option contracts, transactions in straddles or collars, and writing puts or calls. Transactions in debt that may be convertible into Company common stock would also constitute a transaction in derivative securities prohibited by this Policy. This Policy does not, however, restrict holding, exercising, or settling awards such as options, restricted stock, restricted stock units, or other derivative securities granted under a Company equity incentive plan as described in more detail below under “Exempted Transactions.”
    3.     Purchases of Company Stock on Margin. Any of the Company’s common stock purchased in the open market should be paid for in full at the time of purchase. Purchasing the Company’s common stock on margin (e.g., borrowing money from a brokerage firm or other third party to fund the stock purchase) is strictly prohibited by this Policy.
4.     Pledges of Company Securities. Company stock pledged as collateral, including shares held in a margin account, may be sold without your consent by the lender in foreclosure if you default on your loan. A foreclosure sale that occurs when you are aware of Material, Non-Public Information may, under some circumstances, result in unlawful insider trading. Because of this danger, pledging Company securities as collateral is strictly prohibited by this Policy.
5.     Short Term Trading. Short-term trading of Company securities may be distracting and may unduly focus the person on the

Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, unless pre-clearance has been received from the Compliance Officer, insiders who purchase Company securities in the open market may not sell any Company securities of the same class during the six months following the purchase (or vice versa).
6.     Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, see Section V below) should be used only for a very brief period of time. The problem with purchases or sales resulting from standing instructions to a broker is that there is no control over the timing of the transaction. The broker could execute a transaction when the insider is in possession of Material, Non-Public Information.
E.     Exempted Transactions
    This Policy does not apply in the case of the following transactions, except as specifically noted:
1.     Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to the sale of any stock issued upon the exercise of Company granted options, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
2.     Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which the insider elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of the stock subject to such awards following the date the restrictions on the restricted stock award lapses.
3.     401(k) Plan. This Policy does not apply to purchases of Company securities, if any, in the Company’s 401(k) plan resulting from an insider’s periodic contribution of money to the plan pursuant to the insider’s payroll deduction election or the employer’s contribution of money to the plan on the insider’s behalf. This

Policy does apply, however, to certain elections the insider may make under such plans, including:
(a)     an election to increase or decrease the percentage of the insider’s periodic contributions that will be allocated to the Company stock fund, if any;
(b)     an election to make an intra-plan transfer of an existing account balance into or out of any Company stock fund;
(c)     an election to borrow money against the insider’s 401(k) plan account if the loan will result in a liquidation of some or all of the insider’s balance in any Company stock fund; and
(d)     an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to any Company stock fund.
4.     Employee Stock Purchase Plan. This Policy does not apply to purchases of Company securities in any employee stock purchase plan maintained by the Company resulting from the insider’s periodic contribution of money to the plan pursuant to the election the insider made at the time of the insider’s enrollment in the plan. This Policy also does not apply to purchases of Company securities resulting from lump sum contributions to any such plan, provided that the insider elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to the insider’s election to participate in any such plan for any enrollment period, and to the insider’s sales of Company securities purchased pursuant to the plan
5.     Dividend Reinvestment Plan. This Policy does not apply to purchases of Company securities under any Company dividend reinvestment plan resulting from the insider’s reinvestment of dividends paid on Company securities. This Policy does apply, however, to voluntary purchases of Company securities resulting from additional contributions the insider chooses to make to any dividend reinvestment plan, and to the insider’s election to participate in the plan or increase the insider’s level of participation in the plan. This Policy also applies to the insider’s sale of any Company securities purchased pursuant to any plan.
6.     Other Similar Transactions. Any other purchase of Company securities from the Company or sales of Company securities to the Company are not subject to this Policy.

    F.     Transactions Not Involving a Purchase or Sale
    Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company securities while the officer, employee or director is aware of Material, Non-Public Information, or the person making the gift is subject to the trading restrictions specified below under the heading “Additional Trading Guidelines and Requirements for Certain Insiders.” Gifts by persons subject to the “Additional Trading Guidelines and Requirements for Certain Insiders” are subject to pre-clearance by the Compliance Officer.
    Transactions in mutual funds that are invested in Company securities are not transactions subject to this Policy.
    G.     Post-Termination Transactions
    The guidelines set forth in this Section II continue to apply to transactions in the Company’s securities even after the insider has terminated employment or other service relationship with the Company as follows: if the insider is aware of Material, Non-Public Information when his or her employment or service relationship terminates, the insider may not trade in the Company’s securities until that information has become public or is no longer material.
    H.     No Hardship Waivers
    The guidelines set forth in this Section II may not be waived.
III.     Additional Trading Guidelines and Requirements for Certain Insiders
    A.     Blackout Period and Trading Window
    The Company may designate any period, particularly around the public disclosure of the financial results for that fiscal quarter or other events, as a blackout period (“Blackout Period”). A Blackout Period is a particularly sensitive period of time for transactions in the Company’s securities from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that certain insiders identified by the Company will, during the Blackout Period, often be aware of Material, Non-Public Information about the expected financial results for the quarter. Certain insiders identified by the Company and who have been notified that they have been so identified (the “Window Group”) are prohibited from trading during the Blackout Period. Insiders who have not been identified as being in the Window Group should adhere to the general prohibitions set forth in this Policy.
    Specifically, the members of any Window Group, as well as any Related Persons, are prohibited from trading in the Company’s securities during a Blackout Period which, unless otherwise designated by the Company, will begin fifteen days prior to the close of business on the last day of the end of each fiscal quarter and ending at the beginning of the second Trading Day following the public disclosure of the financial results for that fiscal quarter. The dates constituting the Blackout Period may be established or modified on behalf of the Company by the Company’s Chief Executive Officer in consultation with the Board. In other words, these persons may only conduct trades during the “Trading Window” commencing at the beginning of the second Trading Day following the public disclosure of the Company’s quarterly financial results and ending a designated number of days prior to the close of the next fiscal quarter. Additionally, except in exceptional circumstances approved by the Compliance Officer, gifts of the Company’s securities by any member of the Window Group are also subject to this Blackout Period restriction.
    From time to time, the Company may also prohibit the Window Group from trading the Company’s securities because of developments known to the Company and not yet disclosed to the public. In this event, the Window Group may not engage in any transaction involving the purchase or sale of the Company’s securities until the information has been known publicly for at least one full Trading Day and should not disclose to others the fact of the trading suspension.
    It should be noted that even during the Trading Window, any person aware of Material, Non-Public Information concerning the Company should not engage in any transactions in the Company’s securities until the information has been known publicly for at least one full Trading Day, whether or not the Company has recommended a suspension of trading to that person. Trading in the Company’s securities during the Trading Window should not be considered a “safe harbor,” and all insiders should use good judgment at all times.
Transactions made pursuant to Rule 10b5-1 trading plans entered into in compliance with Section V (Planned Trading Programs) below, are exempt from the Blackout Period restrictions above.
    B.     Pre-Clearance of Trades
    The Company has determined that the Window Group must not trade in the Company’s securities, even during a Trading Window, without first complying with the Company’s “pre-clearance” process. Each member of the Window Group should contact the Company’s Compliance Officer prior to commencing any trade in the Company’s securities. The Compliance Officer will consult, as necessary, with senior management before clearing any proposed trade. Any proposed trade cleared by the Company’s Compliance Officer shall be reported immediately to the Company’s Chief Executive Officer by the Compliance Officer.
    Please note that clearance of a proposed trade by the Company’s Compliance Officer does not constitute legal advice regarding or otherwise acknowledge that a member of the Window Group does not possess Material, Non-Public

Information. Employees must ultimately make their own judgments regarding, and are personally responsible for determining, whether they are in possession of Material, Non-Public Information.
    C.     Hardship Waivers
    The guidelines specified in this Section III may be waived, at the discretion of the Company’s Compliance Officer, if compliance would create severe hardship or prevent an insider within the Window Group from complying with a court order, as in the case of a divorce settlement. Any exception approved by the Company’s Compliance Officer shall be reported immediately to the Audit Committee of the Company’s Board of Directors (the “Board”).
IV.     Additional Information for Directors and Officers
Pursuant to Section 16(a) of the Securities Exchange Act of 1934 Act, as amended (the “Exchange Act”), the Company’s directors and executive officers (“Section 16 officers”), and 10% stockholders are required to file Section 16 reports with the SEC when they engage in transactions in the Company’s securities. Although the Company may generally assist its directors and Section 16 officers in preparing and filing the required reports, directors and Section 16 officers retain sole responsibility for the reports.
Further, directors and Section 16 officers may be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction, or Regulation BTR, under the federal securities laws. In general and with certain limited exemptions, Regulation BTR prohibits any director or Section 16 officer from engaging in certain transactions involving Company securities during periods when participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability. The Company will notify directors and Section 16 officers if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy.
V.     Planned Trading Programs
Rule 10b5-1 under the Exchange Act provides an affirmative defense to an allegation that a trade has been made on the basis of Material, Non-Public Information.
In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in the Company’s securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”) and must be in accordance with the Company’s “Guidelines for Rule 10b5-1 Plans” attached hereto as Annex B, including informing the Compliance Officer and obtaining pre-clearance prior to entering into a Rule 10b5-1 trading plan. All Rule 10b5-1 Plans must be reviewed and approved in advance by the Company’s Compliance Officer to ensure compliance with applicable requirements. If the plan meets the requirements of Rule 10b5-1, transactions in Company Securities may occur even when the person who has entered into the plan is aware of Material, Non-Public Information.
Adopted and executed Rule 10b5-1 Plans must be provided to the Compliance Officer within one Trading Day after the execution of the plan. In addition, directors and Section 16 officers must also notify the Compliance Officer within one Trading Day after the completion of any transactions under the plan. Sales pursuant to Rule 10b5-1 Plans must be reported on Form 4, and the specific checkbox on the form must be selected to indicate that the transaction was pursuant to a plan.
Please note that the Company retains the right to reject and not permit the adoption of a Rule 10b5-1 Plan for any reason. Further, please note that if trading in the Company’s stock is suspended for any reason, such suspension shall take effect notwithstanding the existence of a Rule 10b5-1 Plan.
VI.     Stock Buyback Programs
During such time as the Company is trading under a stock buyback program, if any, the officers and, if applicable, any directors that have Material, Non-Public Information regarding the program, are prohibited from selling the Company’s securities (other than pursuant to a Rule 10b5-1 Plan). Additionally, during such time as the Company is trading under a stock buy-back program, these officers and directors should coordinate any share purchases through the Compliance Officer to facilitate the Company’s compliance with Rule 10b-18.
VII.     Potential Criminal and Civil Liability and/or Disciplinary Action
A.SEC Enforcement Action
    The adverse consequences of insider trading violations can be staggering and currently include, without limitation, the following:
1.For individuals who trade on Material, Non-Public Information (or tip information to others) a civil penalty, a substantial jail term and/or a criminal penalty of several times the amount of profits gained or losses avoided.
2.     For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading, a civil penalty, a criminal fine, and/or the civil penalties may extend personal liability to the Company’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

B.     Disciplinary Action by the Company
    Persons who violate this Policy shall be subject to disciplinary action by the Company, which may include termination or other appropriate action.

IX.     Administration of the Policy
The Company’s General Counsel and Corporate Secretary or other officer designated by the Board shall serve as the Compliance Officer for the purposes of this Policy, and in his or her absence, another employee designated by the General Counsel and Corporate Secretary shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.
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This document states a policy of Ranger Energy Services, Inc. and is not intended to be regarded as the rendering of legal advice.

ANNEX A
INSIDER TRADING POLICY
CERTIFICATION

I have read and understand the Insider Trading Policy (the “Policy”) of Ranger Energy Services, Inc. and its subsidiary companies (collectively the “Company”). I agree that I will comply with the policies and procedures set forth in the Policy. I understand and agree that, if I am a director, officer or employee of the Company or one of its subsidiaries or other affiliates, my failure to comply in all respects with the Company’s policies, including the Policy, is a basis for termination for cause of my employment or service with the Company and any subsidiary or other affiliate to which my employment or service now relates or may in the future relate.

I am aware that this signed Certification will be filed with my personal records in the
Company’s Human Resources Department.

Signature

Type or Print Name

Date

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ANNEX B
RULE 10b5-1 TRADING PLAN GUIDELINES

These Rule 10b5-1 Trading Plan Guidelines apply to plans to trade the Company’s securities (each, a “Plan”) under Rule 10b5-1 (“Rule 10b5-1”) of the Exchange Act. These Guidelines apply to all officers, directors and employees of the Company. Questions regarding these Guidelines should be directed to the Compliance Officer.

I.Plan Establishment
A.No Plan may become effective (that is, no transaction may occur) until the Plan has been reviewed and pre-cleared by the Compliance Officer by written acknowledgment.
B.Each Plan must be a written plan or binding agreement entered into with a national brokerage firm or other financial professional reasonably acceptable to the Company.
C.The Plan may not be adopted during a Blackout Period as described in the Policy, or at a time when the officer, director or employee is aware of Material, Non-Public Information concerning the Company.
D.Purchases or sales pursuant to a Plan may not be conducted until the applicable cooling-off period under Rule 10b5-1 and any further reasonable buffer period required by the Compliance Officer has lapsed. For officers and directors, no transaction may take place under a Plan until the later of (a) 90 days after adoption or modification of the Plan (as specified in Rule 10b5-1), or (b) two Trading Days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the Plan was adopted or modified (as specified in Rule 10b5-1). In any event, under Rule 10b5-1 the cooling-off period is subject to a maximum of 120 days after adoption of the Plan.
E.Officers, directors and employees may not have another outstanding (and may not subsequently enter into any additional) Plans during the same period, except in certain limited circumstances, which must be cleared with the Compliance Officer.
F.Officers, directors and employees may not have more than one single-trade Plan during any 12-month period, except in certain limited circumstances, which must be cleared with the Compliance Officer.
G.Each Plan must be subject to the certifications and/or representations prescribed by Rule 10b5-1.

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II.    Plan Modifications
A.Plan modifications will be allowed in rare circumstances based on review and approval by the Compliance Officer.
B.Modifications to a Plan cannot be made during a Blackout Period as described in the Policy.
C.Plan modifications generally may not take effect until any applicable cooling-off period under Rule 10b5-1 (detailed above) and any further reasonable buffer period required by the Compliance Officer has lapsed.
III.    Plan Termination
A.Early termination of a Plan should occur only in unusual circumstances, and effectiveness of a Plan termination will be subject to the advance review and approval of the Compliance Officer. There may be circumstances under which the Compliance Officer will not acknowledge the establishment of a new Plan or grant pre-clearance for trading activity within a short period of time following termination of a Plan.
IV.    Public Announcements
A.The Company may make a public announcement that Plans are being implemented. It will consider in each case whether a public announcement of a particular Plan should be made. It may also make public announcements or respond to inquiries from the media as transactions are made under a Plan.
B.The Company will be required to make certain quarterly disclosures, in accordance with Rule 10b5-1, of any adoption, modification, or termination by directors or officers of any Plan or other written trading arrangements under Rule 10b5-1 and certain material terms of such Plan or arrangement (and the Plan participants must furnish the Company with such information promptly).
V.    Miscellaneous
A.The Company may suspend a Plan immediately upon notice to the officer, director or employee for any reason, including but not limited to, underwritten public offerings, private placement transactions or other material events of the Company or if the Company becomes aware of Policy violation.
B.The officer, director or employee will be solely responsible for determining the Plan’s compliance with Rule 10b5-1 and other applicable U.S. and other securities laws and regulations. Acknowledgement of a Plan by the Company may not be characterized or understood to signify consent, approval or a legal opinion as to the Plan’s compliance with Rule 10b5-1 or other applicable laws and regulations.
C.Any person entering into a Plan must act in good faith with respect to the Plan.

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D.Any director, officer or employee who has implemented a Plan must, promptly upon request, provide the Compliance Officer with information regarding the date of adoption or termination of the plan, the Plan’s duration, the aggregate number of securities to be sold or purchased under the Plan, and any other information reasonably requested by the Compliance Officer.
Each director, officer and other Section 16 insider understands that the approval or adoption of a pre-planned selling program in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Rule 10b5-1 Plan.

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